Exhibit 99.1

PRESS RELEASE

CooperCompanies Elects Maria Rivas, MD to Board of Directors

SAN RAMON, Calif., May 12, 2021 — CooperCompanies (NYSE: COO) announced today that its Board of Directors has elected Dr. Maria Rivas as an independent director, effective July 1, 2021.

“We are pleased to welcome Maria to our Board of Directors,” said Al White, President and CEO. “Maria brings a very valuable perspective with her background in fertility, medical affairs, product development, and global regulatory. We look forward to her advice and contributions as CooperCompanies continues to grow.”

Dr. Rivas currently serves as Chief Medical Officer and Senior Vice President for the healthcare business of Merck KGaA, Darmstadt, Germany (which operates as EMD Serono in the US and Canada) where she leads the Global Pharmacovigilance, Medical Affairs and Evidence and Value Development (HEOR) teams in over 90 countries.

Prior to that, Dr. Rivas served as Senior Vice President of Global Medical Affairs at Merck & Co (MSD), as Vice President of Global Medical Affairs at Abbvie, as Vice President of Oncology, General Medicine and Diagnostic Imaging Medical Affairs at Bayer Healthcare, and in various roles at Eli Lilly including Head of US Women’s Health Medical Affairs. Before joining Eli Lilly, Dr. Rivas was in private practice as an endocrinologist in Puerto Rico.

Born in Cuba, Dr. Rivas grew up in Puerto Rico and still has many family, friends and professional connections there. In 2020, she was named among the Top 100 Most Influential Latinas by Latino Leaders Magazine.

Cooper’s Board of Directors has welcomed several new directors and leaders in recent months. In November 2020, Teresa S. Madden was elected to the Board as an independent director. In March, Robert S. Weiss was elected Chairman of the Board, and William A. Kozy was elected Vice Chairman and Lead Director replacing A. Thomas Bender and Allan E. Rubenstein, M.D., respectively, who retired after many years of service.

With the addition of Dr. Rivas, the Board will be comprised of eight directors, six of whom are independent. Cooper’s Board members are:

1.	Robert S. Weiss, Chairman of the Board

2.	William (Bill) A. Kozy, Vice Chairman and Lead Director

3.	Colleen E. Jay, Director

4.	Jody S. Lindell, Director

5.	Teresa S. Madden, Director

6.	Gary S. Petersmeyer, Director

7.	Dr. Maria Rivas, Director (effective July 1, 2021)

8.	Albert G. White III, President & Chief Executive Officer, CooperCompanies

About CooperCompanies

CooperCompanies (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE: COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, CA, Cooper has a workforce of more than 12,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com